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                                                                      EXHIBIT 12


                           CLECO UTILITY GROUP INC.
                          STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                             YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                        -----------------------------------------------------------    ------------------
                                            1995           1996        1997        1998        1999       1999       2000
                                        --------       --------    --------    --------    --------    -------    -------
Earnings from continuing operations     $ 48,703       $ 52,135    $ 52,519    $ 53,801    $ 56,683    $45,270    $49,290
Income taxes                              25,229         26,154      27,729      26,666      27,272     24,794     25,974
                                        --------       --------    --------    --------    --------    -------    -------
Earnings from continuing operations
 before income taxes                    $ 73,932       $ 78,289    $ 80,248    $ 80,467    $ 83,955    $70,064    $75,264
                                        --------       --------    --------    --------    --------    -------    -------

Fixed charges:
 Interest, long-term debt               $ 24,516       $ 25,134    $ 23,676    $ 23,350    $ 25,377    $18,674    $18,843
 Interest, other                           3,482          2,359       3,873       3,666       1,755      1,368      2,182
Amoritization of debt expense and
 premium, net                              1,234          1,107       1,206       1,248       1,282        857        721
Portion of rental expense
 representative of interest factor           457            445         487         486         615        430        359
                                        --------       --------    --------    --------    --------    -------    -------
    Total fixed charges                 $ 29,689       $ 29,045    $ 29,242    $ 28,750    $ 29,029    $21,329    $22,105
                                        --------       --------    --------    --------    --------    -------    -------

Earnings from continuing operations
 before income taxes and fixed
 charges                                $103,621       $107,334    $109,490    $109,217    $112,984    $91,393    $97,369
                                        ========       ========    ========    ========    ========    =======    =======

Ratio of earnings to fixed charges         3.49x          3.70x       3.74x       3.80x       3.89x      4.29x      4.40x
                                        ========       ========    ========    ========    ========    =======    =======
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